EXHIBIT 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5624
Media Contact: Karl Walquist, (775) 834-3891
November 3, 2006
Sierra Pacific Resources Reports 2006 Third Quarter Earnings
     Las Vegas, Nev. – Sierra Pacific Resources (NYSE: SRP) today reported adjusted earnings applicable to common stock, adjusted for one-time, non-recurring items, amounted to $106 million, or 50 cents per share, for the three months ended September 30, 2006, compared with $100.9 million, or 55 cents per share, for the same period in 2005. For the first nine months of 2006, the company’s adjusted earnings applicable to common stock amounted to $135.1 million, or 66 cents per share, compared with $100.4 million, or 55 cents per share, for the same period of 2005.
     The improvement in adjusted earnings for both of the 2006 reporting periods was primarily due to customer growth at the company’s two utilities, Nevada Power Company and Sierra Pacific Power Company, and carrying charges associated with the new Chuck Lenzie Generating Station in southern Nevada.
     The company announced that the one-time, non-recurring factors resulted in actual earnings applicable to common stock for the third quarter of 2006 of $222.2 million, or $1.05 per share, compared with $61 million, or 33 cents per share, for the same period in 2005. The same non-recurring factors resulted in actual earnings applicable to common stock for the nine-month period of $251.3 million, or $1.23 per share, compared with $60.6 million, or 33 cents per share, for the same period in 2005.
     The improvements in the actual earnings applicable to common stock for both 2006 reporting periods, were primarily due to a Nevada Supreme Court ruling that allows Nevada Power Company to reinstate approximately $180 million, before tax, of previously disallowed deferred energy costs. In 2005, there were before tax non-recurring charges of approximately $61 million related to the early debt conversion fees associated with Sierra Pacific Resources’ convertible notes. Financing activities that have reduced the company’s interest expenses also contributed to the company’s improved results for the 2006 reporting periods.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “We are continuing to realize the effects of strong customer growth throughout the state of Nevada and we expect a near record year for new customer hookups at both of our utilities. This growth will require a major investment in new power generation and transmission facilities. Our goal is to reduce Nevada’s dependence on purchased power from sources outside the state and to diversify our fuel mix, including renewable sources of energy. Facilities such as our planned Ely Energy Center in eastern Nevada and the other new generation facilities we have recently built or acquired will, in the long run, result in more stable energy rates for our customers.”

Higgins added, “We are also making progress in efforts to reduce the cost of capital by attaining investment grade ratings for our utilities’ secured debt. Fitch has upgraded the senior secured debt of the utilities to investment grade, and Standard and Poor’s and Moody’s now have the utilities’ senior secured debt rated one level below investment grade.”
Nevada Power Company Third Quarter Results
     Nevada Power Company reported adjusted net income of $94.9 million for the third quarter of 2006, compared with $99.5 million for the same period in 2005, and adjusted net income of $120 million for the nine months ended September 30, compared with $112.4 million in 2005.
     Actual net income was $211.1 million for the third quarter of 2006, compared with $99.5 million for the same period in 2005. Actual net income was $236.3 million for the 2006 nine-month period, compared with $112.4 million the same period a year earlier.
     Nevada Power’s quarterly and nine-month retail revenues increased over the same periods in 2005 due to customer growth, rate increases and hotter weather. The total number of retail electric customers increased by 4.8 percent and 5.0 percent for the respective three- and nine-month periods.
     Nevada Power’s other operating and maintenance expenses for the third quarter increased by $4.3 million over the same period in 2005, primarily due to the addition of the Lenzie and Silverhawk Generating Stations in 2006, and an outage at the Reid Gardner Generating Station. These expenses were partially offset by lower maintenance expenses for the Clark and Mohave generating stations and lower legal fees.
Sierra Pacific Power Company Third Quarter Results
     Sierra Pacific Power Company reported earnings applicable to common stock of $20 million for the third quarter, compared with $20.9 million for the same period in 2005. For the nine months ended September 30, the utility reported earnings applicable to common stock of $40 million, compared with $36 million for the same period in 2005.
     Sierra Pacific Power’s retail electric revenues increased for the third quarter and first nine months of the year compared with the same periods in 2005 primarily due to increases in retail rates and customer growth. The number of electric customers for both periods increased by 2.8 percent.
     Sierra Pacific Power’s retail gas revenues increased for the third quarter and the first nine months of the year, primarily due to increases in retail rates. The number of gas customers for the 2006 three- and nine-month periods increased by 4.2 percent and 4.3 percent, respectively.
     Other operating and maintenance expenses at Sierra Pacific Power for the quarter were higher by $6.5 million, compared with the same period in 2005 primarily due to the timing of planned outages.

Webcast Scheduled for 7 a.m. PST Today
     Senior management of Sierra Pacific Resources will review the company’s financial results, regulatory issues and other matters during a conference call and live webcast today, Nov. 3, at 7 a.m. Pacific Standard Time.
     The webcast will be accessible on the Sierra Pacific Resources web site: www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 845136, to access the recording. International callers should dial (320) 365-3844.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2005, and their Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Third Quarter 2006 Financial Highlights (in thousands, except per share amounts)

3rd Quarter 2006	SPR 2006	SPR 2005	NPC 2006	NPC 2005	SPPC 2006	SPPC 2005
Revenues	$1,081,967	$959,126	$776,235	$675,181	$305,445	$283,683
Operating Expenses	$798,159	$796,242	$531,315	$549,008	$268,902	$245,544
Net Income	$222,246	$61,993	$211,113	$99,472	$20,028	$21,858
Earnings Applicable to Common Stock	$222,246	$61,018			$20,028	$20,883
Earnings Per Share Applicable to Common Stock –diluted	$1.05	$0.33
Weighted Average shares outstanding – diluted	211,641,821	183,752,200
Year-to-Date Ending September 30, 2006 Financial Highlights (in thousands, except per share amounts)

YTD 2006	SPR 2006	SPR 2005	NPC 2006	NPC 2005	SPPC 2006	SPPC 2005
Revenues	$2,610,942	$2,309,138	$1,701,379	$1,480,699	$908,261	$827,566
Operating Expenses	$2,176,817	$2,006,413	$1,368,777	$1,277,230	$816,924	$738,198
Net Income	$253,665	$63,508	$236,273	$112,408	$42,299	$38,894
Earnings Applicable to Common Stock	$251,324	$60,583			$39,958	$35,969
Earnings Per Share Applicable to Common Stock - diluted	$1.23	$0.33
Weighted Average shares outstanding - diluted	204,744,823	183,607,923
Clarification of Adjusted Earnings
     In addition to earnings applicable to common stock for Sierra Pacific Resources and Sierra Pacific Power and net income for Nevada Power, the companies have provided supplementally “adjusted earnings applicable to common stock” for Sierra Pacific Resources and “adjusted net income” for Nevada Power, all of which are non-GAAP financial measures, in order to provide information that management believes aids the reader in determining earnings after taking into consideration many items that are primarily non-operational in nature.
     Reconciliations between GAAP earnings applicable to common stock and adjusted earnings applicable to common stock for Sierra Pacific Resources and between GAAP net income and adjusted net income for Nevada Power are provided in the table below. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
     Since all periods being reported are affected by at least one of these items that are primarily non-operational in nature, management believes the non-GAAP financial measures are helpful to assure that they are taken into consideration accurately in assessing the financial performance for the three and nine month periods ended September 30, 2006, compared with the same periods a year earlier.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Earnings Applicable to Common Stock, Adjusted Net Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
Sierra Pacific Resources

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Earnings Applicable to Common Stock	$222,246	$61,018	$251,324	$60,583

Reinstatement of deferred energy costs, net of tax	(116,236)		(116,236)

Early debt conversion, net of tax		35,100		35,100

Early debt conversion fees, net of tax		4,763		4,763

Adjusted Earnings Applicable to Common Stock	$106,010	$100,881	$135,088	$100,446

Adjusted Earnings Applicable to Common Stock – diluted	$0.50	$0.55	$0.66	$0.55

Weighted Average shares outstanding diluted	211,641,821	183,752,200	204,744,823	183,607,923

Nevada Power

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Income	$211,113	$99,472	$236,273	$112,408
Reinstatement of deferred energy costs, net of tax	(116,236)		(116,236)

Adjusted Net Income	$94,877	$99,472	$120,037	$112,408